Exhibit 10.1

EXECUTION COPY

TERM LOAN AGREEMENT

dated as of July 11, 2017

among

MINERA PLATA REAL S. DE R.L. DE C.V.,

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V., and

SERVICIOS SAN JOSE DE PLATA, S. DE R.L. DE C.V.

as Borrowers

and

DOWA METALS & MINING CO., LTD.

as Lender

and

SUNSHINE SILVER MINING AND REFINING CORPORATION

and

LOS GATOS LUXEMBOURG S.ar.L

i

TABLE OF CONTENTS

(continued)

ii

Annexes

Annex I                                                    Payment Information for Lender

Schedule

Schedule 1                                     Corporate Information of the Borrowers

Schedule 2                                     Security Documents

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is entered into as of July 11, 2017, among MINERA PLATA REAL S. DE R.L. DE C.V., OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V., and SERVICIOS SAN JOSE DE PLATA, S. DE R.L. DE C.V. (collectively, the “Borrowers”), DOWA METALS & MINING CO., LTD., as lender (together with its respective successors and assigns, the “Lender”), and SUNSHINE SILVER MINING & REFINING CORPORATION (“SSMRC”) and LOS GATOS LUXEBOURG S.ar.L (“SSMRC Lux”).

WHEREAS, Lender, SSMRC and SSMRC Lux (collectively, the “Shareholders”) directly and indirectly own all of the Equity Interests of the Borrowers;

WHEREAS, the Borrowers require funding to develop the Los Gatos silver-zinc-lead project located in the state of Chihuahua, Mexico (the “Los Gatos Project”); and

WHEREAS, SSMRC, SSMRC Lux and the Borrowers have requested, and Lender has agreed, to fund a portion of the Los Gatos Project with the Loans provided for herein.

THEREFORE, subject to the terms and conditions set forth herein and for other good and valuable consideration, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION.

1.1                                                                               Defined Terms.

When used herein the following terms shall have the following meanings:

Acquisition shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) any acquisition by any Borrowers or any of their respective Subsidiaries of any other Person or any substantial part of the assets of any other Person.

Affiliate shall mean, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such first Person. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled” by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting powers for the election of directors, managing general partners or equivalent governing body of such Person.

Agreement shall mean this Term Loan Agreement, including, without limitation, all schedules, riders or other attachments, as amended, restated, supplemented, replaced or otherwise modified from time to time.

Amendment to Partner Agreement shall mean that certain amendment to Omnibus Partner Agreement between the parties dated as of even date herewith.

Applicable Law shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of any Governmental Entity applicable to such Person, including, without limiting the foregoing, all Environmental Laws and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound. Notwithstanding the foregoing, Applicable Law shall not include any environmental laws not expressly described in the definition of Environmental Laws.

Applicable Margin shall mean a rate of interest equal to 2.35% per annum.

Arrangement Fee shall have the meaning ascribed thereto in Section 2.11(b) hereof.

Authorized Signatory with respect to any Person, shall mean any legal representative or attorney in fact, including any executive duly authorized and appointed in writing from time to time by such Person to execute documents, agreements, contracts and instruments on behalf of such Person.

Availability Period shall mean the period commencing on the Closing Date and ending on the Availability Termination Date.

Availability Termination Date shall mean the date that is the earliest of (i) the date on which Borrowers have drawn $210,000,000 under this Agreement, but in no event earlier than two (2) Business Days prior to December 31, 2019, (ii) two (2) Business Days prior to June 30, 2020 if the Borrowers have drawn less than $210,000,000 under this Agreement and have notified Lender that they will cease making any additional draws under this Agreement, or (iii) two (2) Business Days prior to December 31, 2020.

Bankruptcy Laws shall mean any of the Commercial Bankruptcy Law of Mexico (Ley de Concursos Mercantiles), as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

Borrowers have the meaning set forth in the preamble of this Agreement.

Breakage Costs shall mean the actual losses, if any, that Lender sustains or incurs as a correspondence of any payment or repayment of any Loan on a day other than the last day of the corresponding Interest Period.

Budget shall mean the Los Gatos Project budget, prepared and approved by the Shareholders in accordance with the Partner Agreement, as the same is amended from time to time pursuant to the Partner Agreement.

Business Day shall mean a day excluding Saturday, Sunday and any day that is a legal holiday under the laws of Chihuahua, Mexico, New York, New York, Denver, Colorado, or Tokyo, Japan or is a day on which banking institutions located in such jurisdictions are authorized or required by law or other governmental action to close.

Capital Expenditures shall mean, for any period and for any Borrower, the sum (without duplication) of all expenditures made by such Borrower during such period that are or are required to be treated as capital expenditures under GAAP.

Capital Lease shall mean, as to any Person, any lease of any interest in any kind of Property by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

Capital Lease Obligations shall mean that portion of the obligations of any Person under Capital Leases, in each case taken at the amount thereof that is required to be capitalized for financial accounting purposes in accordance with GAAP.

Cash Equivalents shall mean, as at any date of determination, cash equivalents as determined in accordance with GAAP.

Change of Control shall mean the occurrence, without the prior written consent of Lender, of any event (whether in one or more transactions) that results in (a) the sale of all or substantially all of the assets of SSMRC, SSMRC Lux or any of the Borrowers, (b) any merger, consolidation or acquisition of SSMRC, SSMRC Lux or any of the Borrowers by any other Person, (c) any transfer or disposition, direct or indirect, of the ownership or control of more than 50% of SSMRC’s or SSMRC Lux’s Shares (as such term is defined in the Partner Agreement), or (d) SSMRC ceasing to have the power to direct or cause the direction of the management and policies of the Borrowers, in each case of clauses (c) and (d), other than in connection with a Permitted IPO or other equity issuance.

Closing Date shall mean five (5) Business Days following the date on which all conditions precedent under Section 3.1 have been satisfied or otherwise waived in writing by Lender.

Collateral shall mean any Property constituting collateral for the Obligations.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Control shall mean, with respect to a Person, possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. The words “Controlling” and “Controlled” have correlative meanings.

Debt Service Reserve Account shall have the meaning set forth in Section 5.12.

Default shall mean any event that with the passage of time or giving of notice, or both, would constitute an Event of Default.

Default Rate shall mean a per annum interest rate equal to the sum of the Interest Rate, plus two percent (2%).

Drawdown shall have the meaning ascribed thereto in Section 2.1 hereof.

Drawdown Date shall have the meaning ascribed thereto in Section 2.1 hereof.

EBITDA shall mean for any period with respect to Borrowers on a combined basis, the net income (or loss) for such period (excluding extraordinary gains and non-cash losses), plus, without duplication and to the extent deducted in determining such net income (or loss) for such period, without duplication, (a) each of the following items: (i) all interest expense for such period, (ii) all charges against income for such period for foreign, federal, state and local taxes for such period, (iii) depreciation and depletion expenses for such period, (iv) reclamation obligations and accretion on reclamation obligations, and (v) amortization expenses for such period.

Eligible Assignee shall mean Lender, any Affiliate of Lender (excluding for clarity, any of the Borrowers), SSMRC in the event SSMRC issues its common stock in a private placement or effects an initial public offering of its common stock by registration under the Securities Act of 1933, on terms and conditions to be negotiated in good faith by SSMRC and Lender, or any other Person consented to by the Borrowers, such consent not to be unreasonably withheld.

Environmental Claim shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Entity or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

Environmental Laws shall mean any and all current or future foreign or domestic, federal, national, state, provincial, municipal (or any subdivision of either of them), laws, treaties, statutes, ordinances, rules, regulations and Codes, together with all decrees, judgments, directives, orders or injunctions issued, governmental authorizations, or any other requirements of Governmental Entity relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers.

Equity Interests shall mean, with respect to any Person, any and all shares, general or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

Event of Default shall mean any of the events specified in Section 8.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied or expired.

Excess Cash Flow shall mean, for any period, EBITDA for such period, less interest expense paid or payable during such period, taxes paid during such period, scheduled payments of principal under this Agreement, and payments made to the Debt Service Reserve Account and to the Operating and Capital Cost Reserve Account during such period.

Excluded Taxes shall mean, with respect to the Lender or any Participant, (a) foreign, federal, state and local income or franchise taxes imposed on (or measured by) its net income, gross receipts or assets pursuant to the laws of the jurisdiction in which such recipient is organized, managed or controlled or in which the principal office or applicable lending office of such recipient is located, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction (foreign or domestic) described in clause (a) above, (c) any backup withholding Taxes that are imposed by the United States under Section 3406 of the Code or any similar Taxes imposed by the jurisdiction under the laws of which such recipient is organized or, in which its principal office or applicable lending office is located or in which it or its principal office or its applicable lending office is located or is otherwise doing business (other than a business that arises solely from such recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights under this Agreement or any other Loan Document); (d) any United States federal withholding Tax imposed under FATCA or otherwise; and (e) Taxes or special assessments of any kind imposed by the jurisdiction (foreign or domestic) under the laws of which such recipient is organized, in which its principal office or its applicable lending office is located or in which it or its principal office or its applicable lending office is otherwise doing business, that are measured by or imposed as a result of the extent and nature of its activities, assets, liabilities, leverage, other exposures to risk, or other similar factors.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

Financial Guarantee shall mean a secondary back-to-back guarantee from a financial institution reasonably satisfactory to Lender of the SSMRC Guaranty, as amended, restated, supplemented or modified from time to time.

Fiscal Year shall mean the applicable fiscal year of each Borrower.

Foreign Lender shall mean a Lender that is not organized under the laws of the United States or any state thereof.

GAAP shall mean, for any Person, generally accepted accounting principles which are in effect from time to time in the United States.

Governmental Entity shall mean any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency and, in general, governmental authorities, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

Guarantor shall mean SSMRC and any other Person that guarantees the Obligations.

Guaranty, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided that endorsements of instruments for deposit or collection shall be excluded. The amount of any Guaranty hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding obligations in respect of which such Guaranty is made (or, if such Guaranty is limited by its terms to a lesser amount, such lesser amount) or, if not determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Hazardous Materials shall mean all explosive, radioactive, hazardous, or toxic substances, wastes or materials, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, gas, any chemical, material or substance, and all other substances or wastes, the use of, generation of, or exposure to which, is prohibited, limited or regulated pursuant to Environmental Laws.

Hazardous Materials Activity shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

Indebtedness of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, bankers’ acceptances, or with respect to deposits or advances of any kind (including all Indebtedness for Money Borrowed), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Persons under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses incurred in the ordinary course of business) that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but, with respect to such Indebtedness that is non-recourse, only to the extent of the lesser of the amount of such Indebtedness or the fair market value of the property at the time of determination that is encumbered by such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) the then current amount of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. Notwithstanding the foregoing, Indebtedness shall not include (i) deferred revenue, as determined in accordance with GAAP, arising in the ordinary course of business or (ii) preferred stock required to be treated as indebtedness under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Indebtedness for Money Borrowed shall mean, with respect to any Person, (a) Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all Indebtedness upon which interest charges are customarily paid, (d) the principal component of all Capital Lease Obligations, (e) all actual outstanding and unpaid reimbursement obligations with respect to outstanding letters of credit (to the extent drawn), (f) all Indebtedness issued or assumed as full or partial payment for property or services (other than deferred revenue, as determined in accordance with GAAP, arising in the ordinary course of business, and trade payables and accrued expenses arising in the ordinary course of business), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, and (g) without duplication, Guaranties of any of the foregoing. For purposes of this definition, interest paid-in-kind or capitalized (including accreted amounts thereon) shall be deemed Indebtedness for Money Borrowed.

Indemnitee shall have the meaning ascribed thereto in Section 5.7 hereof.

Interest Payment Date shall mean any day on which interest is payable in accordance with Section 2.3 hereof.

Interest Period shall mean the period commencing on the applicable Drawdown Date, or the first day after the expiration of an Interest Period, and ending on the numerically corresponding day in the calendar month that is six months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date.

Interest Rate has the meaning set forth in Section 2.2(a).

Investment shall mean, with respect to any Borrower, any loan, advance or extension of credit (other than extensions of trade credit in the ordinary course of business) by such Borrower to, or any Guaranty or other contingent liability with respect to the Equity Interests, indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Borrower of any interest in any Equity Interests, limited partnership interests, general partnership interest, or other securities of such other Person, other than an Acquisition.

Lender has the meaning set forth in the Preamble.

LIBOR shall mean, in relation to any Loan for any Interest Period, the rate published by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the first day of such Interest Period and having a maturity equal to such Interest Period. In the event that no such rate is available to the Lender, the applicable LIBOR rate for the relevant Interest Period shall be the rate per annum reasonably determined by the Lender to be the rate at which deposits in Dollars, in the approximate amount of such Loan and for a period equal to such Interest Period, would be offered to the Lender by major banks in the London interbank market at approximately 11:00 a.m., London time, on the date that is the first day of such Interest Period.

Lien shall mean, with respect to any right, property or asset, any mortgage, deed of trust, fiduciary transfer, lien (statutory or other) or preferential arrangement (including a securitization) of any kind or nature, mortgage, usufruct, pledge, assignment, charge or deposit arrangement, security interest, title retention agreement, levy, attachment, garnishment or other encumbrance of any kind in respect of such right, property and/or asset, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

Loan shall mean each advance made by the Lender to or for the benefit of the Borrowers pursuant to Article 2 hereof.

Loan Documents shall mean this Agreement, the SSMRC Guarantee, the Financial Guarantee (if any), the Promissory Note and any other documents and agreements executed or delivered by the

Borrowers in connection with or contemplated by this Agreement, and any amendments, modifications or supplements thereto or waivers thereof.

Los Gatos Project has the meaning set forth in the recitals to this Agreement.

Material Adverse Change shall mean any material adverse change to any of the following: (a) the business, assets, liabilities, condition (financial or otherwise), results of operations, prospects or properties of the Borrowers and their Subsidiaries, taken as a whole, or (b) the binding nature, validity, or enforceability of this Agreement or the other Loan Documents, the Lender’s Liens on the Collateral, the ability of the Borrowers to perform the payment obligations or other material obligations under this Agreement or any other Loan Document or the rights and remedies of the Lender under this Agreement; in each case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

Maturity Date shall mean the earlier of (i) the date that is two (2) Business Days prior to December 31, 2027 or (ii) such earlier date as payment of the Obligations in full shall be due (whether by acceleration or otherwise).

MPR shall mean Minera Plata Real S. de R.L. de C.V.

Necessary Authorizations shall mean any governmental or other regulatory authority, including but not limited to, the authorization of MIA (Manifestacion de Impacto Ambiental) by Semarnat and the change of land use application, and all other permits, approvals, licenses, filings and registrations necessary in order to enable the Borrowers to develop and operate the Los Gatos Project.

Net Proceeds (Asset Sales) shall mean, with respect to any sale or other disposition of assets, excluding all Net Proceeds (Insurance), by a Borrower, the difference between (a) the aggregate amount of cash or Cash Equivalents received therefrom by such Person, and (b) the sum of (i) all attorneys’, accountants’ and investment banking fees actually incurred in connection therewith, all legal, title and recording tax expenses, commissions and other fees and expenses and all federal, state, provincial, foreign and local taxes required to be paid or estimated in good faith to be payable or accrued as a liability as a consequence of such asset sale or other disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) all payments made by such Person on any Indebtedness for Money Borrowed or other Indebtedness that is secured by the assets subject to such asset sale or other disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or other disposition or by Applicable Law, be repaid out of the proceeds from such asset sale or other disposition, and (iii) amounts held in escrow to be applied as part of the purchase price (provided, that such amounts shall be included as Net Proceeds (Asset Sales) at such time as such cash is released and delivered to such Borrower).

Net Proceeds (Insurance) shall mean, with respect to any insurance proceeds from a casualty and, in the case of a condemnation, expropriation or similar event, condemnation or expropriation awards, net proceeds as a result of eminent domain and lost or damaged assets or similar payments, the difference between (a) the aggregate amount of cash or Cash Equivalents received in the form of proceeds of insurance paid (other than proceeds received from business interruption insurance) with respect to lost or damaged assets, awards arising from condemnation or expropriation of assets or taking by eminent domain and including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any consideration received in the form of assumption of Indebtedness for Money Borrowed or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, and (b) all costs actually incurred in connection therewith, including, without limitation, all legal expenses, commissions and other fees and expenses, and all federal, state, provincial, foreign and local taxes required to be paid or estimated in good faith to be payable in connection therewith.

Obligations shall mean all payment and performance obligations of every kind, nature and description of the Borrowers, and any other obligors to the Lender, or any of them, arising under this Agreement and the other Loan Documents (including, without limitation, any interest, fees, expenses and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to a Borrower, whether or not such claim is allowed in such bankruptcy action) as they may be amended from time to time.

OFAC shall mean the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

Operating and Capital Cost Reserve Account shall have the meaning ascribed thereto in Section 5.12.

Organizational Documents shall mean with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended and (iv) with respect to any limited liability company, its certificate or articles of organization or formation, as amended, and its operating agreement, as amended.

Other Taxes shall mean any and all present and future stamp, court or documentary taxes or any other excise or property taxes, or charges, impost, duties, fees or similar taxes and/or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to any Loan Document, excluding, however, Excluded Taxes.

Participant shall have the meaning assigned to such term in Section 9.5(d) hereof.

Partner Agreement shall mean the Unanimous Omnibus Partner Agreement, dated as of January 1, 2015, among the Borrowers and the Shareholders, as amended, restated, supplemented or modified from time to time.

Permitted Encumbrances shall mean, with respect to any Person, the following:

(a)                                 liens for Taxes, assessments and other governmental charges not yet due or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and for which appropriate reserves in accordance with GAAP have been established;

(b)                                 the Security;

(c)                                  Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent or the non-payment of which is being contested in good faith by appropriate proceedings, so long as adequate reserves with respect thereto are set aside in accordance with GAAP, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(d)                                 Liens of carriers, warehousemen, landlords, mechanics, vendors, repairmen, laborers and materialmen (solely to the extent arising by operation of law) incurred in the ordinary course of business and not in connection with the borrowing of money, for sums not overdue for more than thirty (30) days or, if overdue, that are being diligently contested in good faith, so long as adequate reserves with respect thereto are set aside in accordance with GAAP, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(e)                                  Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance and other types of social security obligations, assessments or government charges which are not overdue for more than thirty (30) days or, if overdue for more than thirty (30) days, are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained in accordance with GAAP;

(f)                                   easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use, minor defects or irregularities in title, and other similar encumbrances on the use of real property which do not individually or in the aggregate materially interfere with the ordinary conduct of the business of such Person or the use of such property including encumbrances respecting minor encroachments by the property over neighboring lands and/or permitted under agreements with the owners of such other lands and minor encroachments over the property;

(g)                                  Liens filed in respect of financed assets, leased assets or Capital Lease Obligations or purchase money Indebtedness incurred in the ordinary course of business of the Borrowers; provided, that (i) any such Lien attaches only to the property acquired with the proceeds of such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of such property;

(h)                                 Liens consisting of rights of set-off of a customary nature or bankers’ Liens on amounts on deposit, whether arising by contract or operation of law, incurred in the ordinary course of business;

(i)                                     any interest or title of a lessor under any lease that is not prohibited by this Agreement;

(j)                                    leases or subleases granted to others with respect to a Borrower’s or any of their Subsidiaries’ properties not interfering in any material respect with respect to the business of the Borrowers and their Subsidiaries, taken as a whole;

(k)                                 licenses and sublicenses granted to others not interfering in any material respect with the business of the Borrowers and their Subsidiaries taken as a whole;

(l)                                     Liens filed in respect of true leases of a Borrower or any of their Subsidiaries and Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements entered into in the ordinary course of business of the Borrowers;

(m)                             non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; and

(n)                                 Liens that are replacements of Liens permitted under the definition of “Permitted Encumbrances” in this Agreement.

Permitted IPO shall mean an initial public offering of the common stock of SSMRC pursuant to a registration statement under the Securities Act of 1933 in which the shares of SSMRC become publicly tradable instruments on a registered stock exchange; provided that such offering does not constitute a Material Adverse Change.

Person shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

Projections shall have the meaning ascribed thereto in Section 4.1(p) hereof.

Promissory Note shall mean a promissory note issued by the Borrowers and endorsed by the Guarantor under Mexican law (Ley General de Titulos y Operaciones de Credito — General Law of Negotiable Instruments and Credit Operations) evidencing the Term Loan.

Property shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

Release shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater, all in violation of Environmental Laws.

Restricted Payment shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (other than to a Borrower or any Subsidiary of a Borrower) on account of any Equity Interests in a Borrower or any of their Subsidiaries (other than dividends payable solely in stock of or other Equity Interests in such Person and stock splits), including, without limitation, any direct or indirect distribution, dividend or other payment to any Person (other than to a Borrower or any Subsidiary of a Borrower) on account of any warrants or other rights or options to acquire Equity Interests of a Borrower or any of their Subsidiaries, or (b) any payment of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of Indebtedness subordinated to the Loans.

Restricted Purchase shall mean any payment (including, without limitation, any sinking fund payment, prepayment or installment payment) on account of the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interest in a Borrower or any of their Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of capital stock or other Equity Interests in a Borrower or any of their Subsidiaries.

Sanctioned Country shall mean a country subject to the sanctions program identified on the list maintained by OFAC and available at the following website or as otherwise published from time to time: http://www.treas.gov/offices/enforcement/ofac/programs/.

Sanctioned Person shall mean (a) any Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, (b) any agency, authority, or subdivision of the government of a Sanctioned Country, or (c) any Person or organization controlled by a Sanctioned Country.

Sanctions shall mean the sanction programs identified on the list maintained by OFAC and available at the following website or as otherwise published from time to time: http://www.treas.gov/offices/enforcement/ofac/programs/.

Security shall mean the Encumbrances created by the Security Documents.

Security Documents shall mean the documents listed on Schedule 2 and any other agreement or instrument providing for collateral for the Obligations, whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement that are executed to guarantee and/or govern and/or secure all or any part of the Loan, interest thereon and, in general, providing the Lender with Collateral for the Obligations (whether or not any such document also secured moneys from time to time owing pursuant to any other document or agreement).

Shareholders has the meaning ascribed thereto in the recitals of this Agreement.

Solvent shall mean, as to any Person as of the date of determination, that (a) the fair value of such Person’s Property is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities); (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other probable liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person has not incurred, does not intend to and does not believe that it will incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and (e) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s Property would constitute unreasonably small capital.

SSMRC has the meaning set forth in the recitals of this Agreement.

SSMRC Guarantee shall mean the Guarantee, dated as of the date hereof, made by SSMRC in favor of Lender in respect of not less than 70% of the Obligations, as amended, restated, supplemented or modified from time to time.

SSMRC Lux has the meaning set forth in the recitals of this Agreement.

Subsidiary shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding Equity Interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly Controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

Taxes shall have the meaning ascribed thereto in Section 2.7(a) hereof.

Term Loan shall mean Loans advanced by the Lender to the Borrowers under this Agreement in the aggregate principal amount not to exceed $210,000,000.

to the knowledge of the Borrowers shall mean actually known by or reasonably should have been known (using reasonable diligence) by any executive officers of Borrowers, or any replacement of any such officer.

Up Front Fee shall have the meaning ascribed thereto in Section 2.11(a) hereof.

U.S. Dollars and the sign $ shall mean lawful money of the United States of America.

1.2                                                                               Other Definitional Provisions.

All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. Unless the context clearly states otherwise, the use of “include” or “including” shall be by way of example rather than by limitation. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “continuing,” “continuation” or “continuance” means, in reference to any Default or Event of Default that has occurred, that such Default or Event of Default has not been either cured or waived in writing by the Lender. Unless otherwise specified, all Article and Section references pertain to this Agreement. All references in this Agreement to any agreement shall be deemed to mean and refer to such agreement as it may be amended, restated, modified or supplemented from time to time, except as otherwise expressly provided in such reference or otherwise expressly prohibited by the terms of this Agreement.

1.3                                                                               Currency Matters.

Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Lender shall be payable in the currency in which such Obligations are denominated. All calculations, comparisons, measurements or determinations under this Agreement shall be made in U.S. Dollars.

ARTICLE 2

LOANS

2.1                                                                               Loans

Subject to the terms and conditions of this Agreement, the Lender agrees to make the Term Loan to the Borrowers. During the Availability Period, the Term Loan may be advanced to a Borrower not more than once each calendar quarter (each such advance, a “Drawdown”), by written request of the Borrowers to the Lender not less than five (5) Business Days in advance of the date of any such advance (each, a “Drawdown Date”), provided, that each Drawdown must be in purpose and amount set forth in the Budget; provided further, that any undrawn amounts as of the end of the Availability Period will cease to be available to the Borrowers.

Loans shall be repaid by the Borrowers, on a joint and several basis, in U.S. Dollars, commencing two (2) Business Days prior to June 30, 2021, in fourteen (14) consecutive semi-annual installments, each in an amount equal to the sum of (i) one fourteenth (1/14) of the aggregate principal amount outstanding under this Agreement as of the Availability Termination Date, plus (ii) one fourteenth (1/14) of any capitalized interest accrued as of December 31, 2019, plus (iii) all accrued, unpaid interest payable in respect of the principal then outstanding, and shall be payable two (2) Business Days prior to each month end of June and December until the Maturity Date. No portion of principal paid may be re-borrowed after being repaid.

2.2                                                                               Interest

(a)                                 Subject to the remainder of this Section 2.2, the unpaid principal amount of the Loans shall bear interest from the applicable Drawdown Date thereof until paid in full, and Borrowers promise, on a joint and several basis, to pay interest on the unpaid principal amount of each Loan at a rate per annum equal to LIBOR plus the Applicable Margin (the “Interest Rate”).

(b)                                 Immediately upon the occurrence, and during the continuance, of an Event of Default, the Default Rate shall apply to the outstanding principal balance of the Loans. Such interest shall accrue from the occurrence of such Event of Default until the earlier of (i) the date of cure by the Borrower of the applicable Event of Default, and (ii) payment in full of the Obligations.

2.3                                                                               Interest Payment Dates

Interest shall accrue from day to day on the basis of a 360-day year, shall be calculated beginning on and including the date of the Drawdown to, but excluding, the date of any repayment thereof if paid prior to 3:00 p.m. (New York time) and shall be payable in arrears on the date that is two (2) Business Days prior of June 30 and December 31 of each year; provided, that until commencement of production by the Los Gatos Project, interest shall accrue and be capitalized on a monthly basis, with the first payment in cash on the day that is two (2) Business Days prior to December 31, 2019, or on a later date in the event of production delay, subject to Lender’s consent.

2.4                                                                               Prepayments

(a)                                 Voluntary Prepayments. Subject to Section 2.4(c), Borrowers may from time to time prepay the Loans in whole or in part, together with all accrued and unpaid interest in respect of the principal amount so prepaid without any premium or penalty. Any voluntary prepayment shall be in a principal amount of not less than $1,000,000 unless the Loan is being prepaid in full.

(b)                                 Mandatory Prepayments.

(i)                                     On the first Business Day following the receipt of (y) any Net Proceeds (Asset Sales) of Borrowers, or (z) any Net Proceeds (Insurance) of Borrowers, the Borrowers shall utilize one hundred percent (100%) of the amount of any cash receipts described in clauses (y) or (z) above, if any, to make a mandatory prepayment of the Loans, together with all accrued and unpaid interest in respect of the principal amount so prepaid; provided, however that, so long as no Event of Default shall have occurred and be continuing, the Borrowers may give written notice to Lender that they plan to reinvest all or any portion of such Net Proceeds (Asset Sales) or Net Proceeds (Insurance) for loss to property in assets used or useful in the Borrowers’ business in accordance with the terms of the Partner Agreement so long as within 90 days following receipt of such Net Proceeds (Asset Sales), such purchase shall have been consummated, or within 90 days of a Borrower’s receipt of Net Proceeds (Insurance), Borrowers commence and diligently pursue the restoration of the Property for which such Net Proceeds (Insurance) are being paid (as certified by the Borrowers in writing to the Lender).

(ii)                                  After the occurrence of the Availability Termination Date, on the date that is two (2) Business Days prior to August 31 and February 28 (or 29 in any leap year), the Borrowers shall utilize 70% of Excess Cash Flow of the Borrowers, calculated for the previous six-month period ended June 30 or December 31, as applicable, to prepay the Loans, together with all accrued and unpaid interest in respect of the principal amount so prepaid, subject to adjustment based on year-end audited financials to the extent required by the Management Committee under the Partner Agreement.

(c)                                  The Borrowers shall give the Lender written notice of any prepayment not later than five (5) Business Days prior to the date of such prepayment (which shall be a Business Day), specifying the aggregate principal amount of the Loan(s) to be prepaid and the date and amount of prepayment. If any repayment is remitted on a day other than an Interest Payment Date, the Borrowers shall pay all Breakage Costs suffered by the Lender in connection therewith.

(d)                                 Prepayments made under this Section 2.4 shall be applied first to principal in inverse order of maturity. Any amounts prepaid under this Section 2.4 may not be re-borrowed.

2.5                                                                               Repayment

The principal amount of the Loans, together with all accrued and unpaid interest or respect thereof, shall be repaid in full on the Maturity Date.

2.6                                                                               Payment

(a)                                 Making and Settlement of Payments. All payments of principal of, or interest on, the Loans, and of all fees and other amounts due hereunder or under any other Loan Document, shall be made by Borrowers to the Lender in immediately available funds as specified in Annex I (or such other location specified by the Lender in writing) not later than 3:30 p.m. New York time on the date due, and funds received after that hour shall be deemed to have been received on the following Business Day.

(b)                                 Application of Certain Payments. All payments hereunder shall be applied (w) first, to any fees, costs or expenses owed by the Borrowers hereunder or under any other Loan Document, (x) second, to any accrued and unpaid interest, excluding capitalized interest, (y) third, to any principal amounts outstanding, including capitalized interest, and (z) fourth, without duplication, to any other amounts under the Loan Documents.

(c)                                  Payment Dates. If any payment of principal or interest with respect to any of the Loans or of any fees falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.7                                                                               Manner of Payment

(a)                                 The Borrowers agree to pay principal, interest, fees and all other amounts due hereunder or under any other Loan Document without set-off or counterclaim or any deduction whatsoever and free and clear of all taxes and levies (other than withholding taxes), unless required by Applicable Law. If the Borrowers are required by Applicable Law to deduct any taxes other than Excluded Taxes (“Taxes”) from or in respect of any sum payable to the Lender hereunder, under any Note or under any other Loan Document: (i) the Borrowers shall increase the amount payable hereunder or thereunder, as applicable, to the extent necessary to provide that, after making all required deductions or withholdings for Taxes (including deductions applicable to additional sums payable under this Section 2.7(a)), the Lender receives an amount equal to the sum it would have received had no such deductions been made and sums payable under this Agreement shall be increased accordingly; (ii) the Borrowers shall make such deductions from such sums payable hereunder or thereunder, as applicable, and pay the amount so deducted to the relevant taxing authority as required by Applicable Law; and (iii) the Borrowers shall provide the Lender with evidence that such deducted amounts have been paid to the relevant taxing authority by delivery to the Lender on whose account such payment was made of the official tax receipts or copies of such receipts within thirty (30) days after payment for such tax or, to the extent such receipts are not available, such other evidence as may be reasonably satisfactory to the Lender. If the Borrowers fail to make any such payment when due, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of such failure.

(b)                                 In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Entity in accordance with Applicable Law.

(c)                                  The Borrowers shall indemnify the Lender, promptly after written demand therefore, for the full amount of any Taxes (including Other Taxes) paid by the Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers or under any other Loan Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) and any penalties, interest and reasonable, documented, out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

2.8                                                                               Lender Tax Forms

On or prior to the Closing Date, and prior to the date on which any Person becomes a Lender hereunder, and from time to time thereafter if required by Applicable Law due to a change in circumstances and as reasonably requested by the Borrowers (unless such Lender is legally unable to do so), each Foreign Lender shall provide the Borrowers with such properly completed documentation prescribed by Applicable Law as necessary to permit any all payments hereunder or under any Loan Document to be made without or with reduced US withholding tax. In the event that the Borrowers withhold a portion of any payment hereunder or under any Note or other Loan Document in accordance with this Section 2.8, the Borrowers shall provide evidence that such taxes of any nature whatsoever in respect of this Agreement, or other Loan Document shall have been paid to the appropriate taxing authorities by delivery to the Lender on whose account such payment was made of the official tax receipts or notarized copies of such receipts (or such other evidence of payment as shall be reasonably acceptable to Lender) within thirty (30) days after payment of such tax. If the Borrowers fail to make any such withholding payment when due, the Borrowers shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a direct result of any such failure.

2.9                                                                               FATCA Documentation.

If a payment made to Lender under any Loan Document would be subject to US federal withholding Tax imposed under FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA, Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.9, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.10                                                                        Capital Adequacy; Change in Law

If after the Closing Date, the adoption of any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Entity, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any third party lender to Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such third party lender’s capital in respect of amounts advanced to Lender in order for Lender to make the Loans, to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such third party lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance) by an amount reasonably deemed by such third party lender, in good faith, to be material, and if Lender is obligated to pay such third party lender such additional amounts as shall be sufficient to compensate such third party lender for such reduced return, Borrower shall promptly reimburse on demand to the Lender such additional amounts. Notwithstanding the foregoing, the Borrowers shall only be obligated to compensate the Lender for any amount under this subsection arising or occurring at any time (i) in the case of each such request for compensation, during the period commencing not more than ninety (90) days prior to the date on which the Lender submits such request and (ii) during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, the third party lender could not have known that the resulting reduction in return might arise. A certificate of the Lender delivered to the Borrowers setting forth the amount to be paid to the Lender by the Borrowers as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error.

2.11                                                                        Fees

(a)                                 On or prior to the Closing Date, Borrowers shall pay to Lender an up front fee equal to $4,200,000 (the “Up Front Fee”).

(b)                                 Commencing on the Closing Date, SSMRC shall pay to Lender an Arrangement Fee equal to 2.0% per annum (the “Arrangement Fee”). The Arrangement fee shall be paid in two (2) semi-annual installments, on that date which is two (2) Business Days prior to June 30 and December 31 each fiscal year until Maturity, and shall be calculated based upon 70% of the outstanding principal amount of Loans then outstanding on each semi-annual installment payment date. Such fee shall be earned when due. By way of example, if the outstanding principal balance of the Loans is $100,000,000 two (2) Business Days prior to June 30, the semi-annual installment of the Arrangement Fee shall be $700,000 ($100,000,000 times 70% times 1%), with the December 31 semi-annual installment calculated in a similar manner based upon the outstanding principal balance of the Loans two (2) Business Days prior to December 31.

ARTICLE 3

CONDITIONS PRECEDENT; CONDITIONS SUBSEQUENT

3.1                                                                               Conditions Precedent to the Initial Drawdown Under the Loans

The obligation of the Lender to advance the initial Drawdown is subject to the prior or contemporaneous fulfillment of each of the following conditions on or prior to October 31, 2017, unless otherwise agreed by Lender:

(a)                                 The Lender shall have received each of the following, each in form and substance satisfactory to the Lender:

(i)                                     this Agreement and the Promissory Note duly executed and delivered by the Borrowers;

(ii)                                  the SSMRC Guaranty duly executed and delivered by SSMRC;

(iii)                               a duly executed secretary’s certificate of the Borrowers, including a certificate of incumbency with respect to Authorized Signatories, together with the following items: (A) a true, correct and complete copy of each Organizational Document of the Borrowers as in effect on the Closing Date, (B) certificates of status for the Borrowers issued by the state of its formation and for each state in which such Borrowers are qualified to do business and (C) a true, complete and correct copy of the corporate resolutions of the Borrowers authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(iv)                              a duly executed secretary’s certificate of each Borrower, including a certificate of incumbency with respect to Authorized Signatories, together with the following items: (A) a true, correct and complete copy of each Organizational Document of such Person as in effect on the Closing Date, (B) a certificates of status issued by the state of its formation and (C) a true, complete and correct copy of the corporate resolutions of such Person authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(v)                                 a duly executed certificate of a senior financial officer of the Borrowers, certifying that (i) each of the representations and warranties in Article 4 hereof and in the other Loan Documents are true and correct in all material respects as of the date thereof and after giving effect to the initial Drawdown, (ii) no Default or Event of Default then exists or is continuing or will exist after giving effect to the initial Drawdown, (iii) no material litigation, (iv) that Borrowers are Solvent, and (v) there has been no Material Adverse Change since December 31, 2016.

(vi)                              legal opinions of counsel to the Borrowers addressed to the Lender, in each case in form and substance reasonably satisfactory to the Lender;

(vii)                           the Security Documents shall have been executed and delivered by the Borrowers; and

(viii)                        all registration, filing or recording documents necessary to preserve, protect or perfect the enforceability and first priority of the Security, subject in all events to the Permitted Encumbrances, shall have been completed all satisfactory in form and substance to the Lender, including but not limited to ratification of the Security Documents (apostilled and translated into Spanish) before a Mexican Notary Public and entry into applicable public registries;

(b)                                 The Lender shall have received evidence that all Necessary Authorizations required for the execution, delivery and performance of this Agreement by the Borrowers have been obtained or made, are in full force and effect and are not subject to any pending or, to the actual knowledge of the Borrowers, threatened reversal or cancellation.

(c)                                  The Borrowers shall have paid to the Lender all outstanding fees (including reasonable legal fees) to the extent then due and payable, including but not limited to the Up Front Fee and, if a Drawdown is made on the Closing Date, the Arrangement Fee.

(d)                                 The Lender shall have received the Projections which shall be in form and substance satisfactory in all respects.

(e)                                  The Shareholders shall have each executed and delivered the Amendment to Partner Agreement setting forth their agreement as to the funding of additional funds required for completion of the Los Gatos Project. The Remaining Required Capital Contributions (as defined in the Amendment to Partner Agreement) shall be made on a pro rata basis concurrent with each Loan advanced by Lender under this Agreement following the advance of $79.25 million in Loan proceeds.

(f)                                   The Lender shall have received evidence to its reasonable satisfaction that SSMRC shall have raised proceeds from the issuance of its Equity Interests, which, subject to Lender having funded the Dowa MPR Loan, as defined in and in accordance with the Amendment to Partner Agreement, shall be in an amount sufficient for SSMRC to make capital contributions to Borrowers in an aggregate amount not less than $25 million less any capital contributions made by SSMRC and SSMRC Lux since July 1, 2017.

3.2                                                                               Conditions Precedent to Subsequent Drawdowns

The obligation of the Lender to advance subsequent Drawdowns is subject to the prior or contemporaneous fulfillment of each of the following conditions:

(a)                                 No Default or Event of Default shall have occurred and be continuing.

(b)                                 Each of the representations and warranties in Article 4 hereof and in the other Loan Documents are true and correct in all material respects as of the date thereof and after giving effect to such Drawdown.

Each request for a Loan by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Loan that the conditions contained in this subsection shall have been satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                                                                               Representations and Warranties

Each Borrower hereby agrees, represents and warrants, upon the Closing Date and on each Drawdown Date, in favor of the Lender that:

(a)                                 Name; Organization; Ownership; Power; Qualification. Such Person (i) has been duly and validly formed and is validly subsisting and in good standing as a commercial company under the laws of its jurisdiction of formation and (ii) is duly qualified to conduct the business in which it is currently engaged in each jurisdiction in which it or the nature of its business requires qualification, except to the extent failure to be so qualified would not cause a Material Adverse Change. The name of such Person as it appears in official filings in the state of its formation, the type of entity of such Person, organizational identification number issued by the state of formation of such Person or a statement that no such number has been issued by the state of formation or incorporation, the location of the chief executive office of such Person, principal place of business, and the locations of its books and records concerning its assets, in each case, as of the Closing Date, is set forth on Schedule 1 attached hereto.

(b)                                 Authorization; Enforceability. Such Person has the corporate power and has taken all necessary corporate and organizational action to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Loan Documents have been duly executed and delivered by such Person and each of the other Loan Documents to which such Person is a party is, a legal, valid and binding obligation of such Person, enforceable against such Person, in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(c)                                  Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the such Person of this Agreement and the other Loan Documents, as applicable, to which is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting such Person, (iii) conflict with, result in a breach of, or constitute a default under the Organizational Documents of such Person, (iv) conflict with, result in a breach of, or constitute a default under any material indenture, agreement, or other instrument, to which such Person is a party or by which it or its properties may be bound, or (v) result in or require the creation or imposition of any

Lien upon or with respect to any property now owned or hereafter acquired by such Person, other than Permitted Encumbrances.

(d)                                 Business. The Borrowers are engaged solely in the business of development and operation of the Los Gatos Project.

(e)                                  Necessary Authorizations. The Borrowers have secured all Necessary Authorizations for the execution and delivery of this Agreement and the Loan Documents to which it is a party, and none of the Necessary Authorizations are the subject of any pending or, to the best of such Person’s knowledge, threatened revocation, except where the failure to secure such Necessary Authorization or the failure of such Necessary Authorization to be in full force and effect could not reasonably be expected to be Material Adverse Change.

(f)                                   Compliance with Law. The Borrowers are in compliance with all Applicable Law (excluding any Environmental Law which is the subject of (g), below).

(g)                                  Environmental Laws. Neither any Borrower, their Subsidiaries nor any of their operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. There are and, to Borrowers’ knowledge, have been, no conditions, occurrences, or Release in violation of any Environmental Law which could reasonably be expected to form the basis of an Environmental Claim against the Borrowers that, individually or in the aggregate, could reasonably be expected to be a Material Adverse Change. No Borrower has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and no such Person’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under Environmental Laws that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Borrowers, no event or condition has occurred or is occurring with respect to Borrowers relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to be, a Material Adverse Change.

(h)                                 Title to Assets. The Borrowers and each of their Subsidiaries have good and valid title to, or the right to use, their Property, free and clear of all Encumbrances except Permitted Encumbrances.

(i)                                     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting a Borrower or any of their Subsidiaries as of the date hereof and as of each Drawdown Date, which purports to affect the legality or enforceability of the Agreement or any of the other Loan Documents, which seeks to enjoin the performance of any of the Loan Documents, or which could reasonably be expected to cause a Material Adverse Change.

(j)                                    Taxes. All federal, state, provincial and other material income tax returns and material non-income tax returns of the Borrowers required by law to be filed have been duly filed and are true, complete and correct in all material respects, and all federal, state and other income taxes and material non-income taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be withheld, remitted or paid by the Borrowers or imposed upon any Borrower or any of its properties, income, profits or assets, which are due and payable, have been properly withheld, remitted, or paid, except any such taxes (i) (x) the payment of which the Borrowers are diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves have been provided on the books of the Borrowers involved, and (z) as to which no Lien other than Permitted Encumbrances has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, (ii) which may result from audits not yet conducted or (iii) the failure of which to pay could not reasonably be expected to cause a Material Adverse Change. The charges, accruals and reserves on the books of the Borrowers and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrowers, adequate in accordance with GAAP.

(k)                                 No Material Adverse Change. There has occurred no Material Adverse Change since December 31, 2016.

(l)                                     Mexican Law Matters.

(i)                                     The obligations of each Borrower under the Loan Documents are commercial in nature and are subject to civil and commercial law with respect thereto. The execution and performance of the Loan Documents by each Borrower constitute private and commercial acts and not government or public acts. Each Borrower and its Property are subject to legal actions regarding its Obligations and it is not entitled to immunity on the grounds of sovereignty or otherwise based on the jurisdiction of any court or based on any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith. If any Borrower or any of its Property should become entitled to any such right of immunity, such Borrower shall have effectively waived such right.

(ii)                                  None of the employees of the Borrowers are on strike, nor has a strike been called, and none of the Borrowers are subject to labor or collective proceedings.

(iii)                               None of the Borrowers have or are subject to any agrarian, community or land ownership conflict.

(iv)                              All of the activities performed by the Borrowers are allowed and observant of Applicable Law and pursue only company purposes allowed by Applicable Law and in accordance with the object of the company. The resources Borrowers obtain from their activity are legal and the destination of the resources they shall obtain by virtue of the Loan and its accessories are and shall always be legal; and the Borrowers have implemented and maintain satisfactory internal procedures and control systems that, pursuant to Applicable Law and in accordance with the generally accepted guidelines, are required to enable the suitable knowledge of their clients and operations with the purpose of preventing that they be used as an instrument of third parties for money laundering, financing of terrorist activities, frauds or other manners of corruption or illegal activity.

(m)                             Governmental Regulation. The Borrowers are not required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any Governmental Entity in connection with the execution and delivery of this Agreement or any other Loan Document, or their performance thereunder, in accordance with the respective terms thereof, except for usual and customary filings that are necessary to perfect the Security under Applicable Law.

(n)                                 No Default. No Default or Event of Default has occurred which is continuing.

(o)                                 Accuracy and Completeness of Information. All information, reports, prospectuses and other papers and data relating to the Borrowers and furnished by the Borrowers to the Lender (other than the Projections, other financial projections, budgets, forward-looking statements and third-party generated industry data), taken as a whole, were, at the time furnished, true, complete and correct in all material respects (except as supplemented, updated or corrected by subsequent information, reports, prospectuses and other papers and data provided on or prior to the Closing Date), and all projections (the “Projections”), consisting of a combined projected cash flow statement, an income statement, and a balance sheet for the Borrowers (i) are based on estimates and assumptions that the Borrowers believe in good faith to be reasonable at the time such Projections were prepared; and (ii) reflect, as of the date prepared, the Borrowers’ good faith forecast of the results of operations and other information projected therein for the periods covered thereby. Notwithstanding the foregoing, any inaccuracy or breach in the representations and warranties set forth in this Section 4.1(p) shall not constitute a Default or an Event of Default in the event Lender had actual knowledge of such inaccuracy or breach prior to the Closing Date.

(p)                                 Security. The Security constitutes a valid first priority security interest on such of the Property of the Borrowers as is expressed to be subject thereto, in favor of the Lender, subject only to Permitted Encumbrances.

(q)                                 Indebtedness. As of the Closing Date, and after giving effect to the Loans hereunder on the Closing Date and the application of the proceeds thereof, Borrowers have no Indebtedness for Money Borrowed other than the Loans.

(r)                                    Solvency. As of the Closing Date and after giving effect to the transactions contemplated by the Loan Documents on the Closing Date the Borrowers will be Solvent.

(s)                                   Patents, Trademarks, Franchises, etc. The Borrowers and each of their Subsidiaries own, possess, or have (i) the right to use all necessary patents, trademarks, trademark rights, trade names, trade name rights, service marks, and copyrights currently used by such Person; and (ii) all rights with respect to franchises, and under licenses, and rights with respect thereof, reasonably necessary to conduct its respective business as now conducted without known conflict with any patent, trademark, trademark rights, trade name, trade name rights, service mark, franchise, license, or copyright of any other Person, and in each case, subject to no Lien except for Permitted Encumbrances. All such patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, franchises, and licenses that are registered, together with all state and/or federal application or registration numbers held by the Borrowers, are to the best of the Borrowers’ knowledge, valid, subsisting and enforceable, and the holder thereof is in compliance with all of the provisions thereof, and no such asset or agreement is subject to any pending or, to the best of the Borrowers’ knowledge, threatened attack or revocation.

(t)                                    Use of Proceeds. The proceeds of any Loan will be used only for the purposes specified in Section 5.6 hereof.

(u)                                 Sanctioned Persons; Sanctioned Countries. None of the Borrowers or any of their Affiliates (a) is a Sanctioned Person or (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. Borrowers will not use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

(v)                                 Stamp Duties. No stamp, registration or similar tax or charge is payable by Borrowers in connection with the entering into, and performance by Borrowers of their obligations under, any Loan Document to which Borrowers are a party, except for those which have already been paid or will be timely paid by Borrower.

(w)                               OFAC. No Borrower or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with this Agreement is a “Specially Designated National” under the sanctions administered by the Office of Foreign Assets Control and shall not use the proceeds from the Loans in any transaction for the purpose of financing activities of any Person subject to any US sanctions administered by OFAC, including, without limitation, those implemented against India, the United Nations, the European Union or any other country by regulation codified in Subtitle B, Chapter V of Title 31, U.S. Code of Federal Regulations.

4.2                                                                               Survival of Representations and Warranties, etc.

All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse change qualifier, such representation or warranty shall be true and correct in all respects) at and as of the Closing Date and on each Drawdown Date, except to the extent relating specifically to the Closing Date or any other particular date expressly set forth above. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender, any investigation or inquiry by the Lender or the making of any Loan under this Agreement.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any of the Obligations is outstanding and unless the Lender shall otherwise consent in writing:

5.1                                                                               Preservation of Existence and Similar Matters

Each Borrower will do all things necessary (i) to maintain its existence as a legally valid and subsisting limited liability company under the laws of its jurisdiction of organization, and (ii) to maintain all rights, privileges and franchises necessary in the normal conduct of its business.

5.2                                                                               Conduct of Business; Maintenance of Assets

Each Borrower will (a) continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement); and (b) keep in full force and effect its existence and comply in all respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

5.3                                                                               Accounting Methods and Financial Records

Each Borrower will maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and reflecting all transactions, in each case to the extent consistent with good business practice, and keep accurate and complete records of its respective properties and assets.

5.4                                                                               Insurance

Borrowers will maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible assets) in at least such amounts and against at least such risks as are usually and customarily insured against in the same general area by similar companies engaged in the same or a similar business; and furnish to Lender, upon the reasonable request of the Lender, full information as to the insurance carried.

5.5                                                                               Payment of Taxes and Claims

Each Borrower will pay, discharge, withhold and remit all taxes when due, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid, withheld or remitted by it or imposed upon it or its income or profits or upon any properties belonging to it, as required by Applicable Law, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of its properties; except that no such tax, assessment, charge, levy or claim need be paid (i) which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Encumbrance, or (ii) if no foreclosure, distraint, sale or similar proceedings shall have been commenced with respect thereto. Borrowers will file all income and material non-income tax and information returns required by federal, provincial, state or local tax authorities.

5.6                                                                               Use of Proceeds

On the date hereof and at all times thereafter, the Borrowers shall use the proceeds of the Term Loan only (i) to finance and manage the Los Gatos Project, the initial capital cost of which is projected to be $316,000,000, (ii) to pay the costs and expenses incurred in connection with the Term Loan, and (iii) to fund such other activities related to the development of the Los Gatos Project as permitted by the Partner Agreement.

5.7                                                                               Indemnity

The Borrowers agree to indemnify and hold harmless the Lender and each of its respective Affiliates, employees, representatives, shareholders, officers, directors, trustees, agents and advisors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, actions, reasonable out-of-pocket attorneys’ fees and expenses (as such fees and expenses are incurred and documented; provided that reimbursement of attorneys’ fees and expenses shall be limited to the reasonable fees and expenses of one counsel for all such Indemnitees (and, in the event of any conflict of interest, one counsel for each party subject to such conflict) in any relevant jurisdiction) and demands by any party, including the reasonable, documented, out-of-pocket costs of investigating and defending such claims, whether or not Borrowers or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by Borrowers of any representation or warranty made hereunder; (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws at any property owned or leased by Borrower; (c) any violation of, non-compliance with or any liability under any Environmental Laws with respect to conditions at any property owned or leased by Borrowers or the operations conducted thereon; (d) the investigation, cleanup or remediation of offsite locations at which Borrowers or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials in violation of Environmental Laws; (d) otherwise arising out of (i) the Loans or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrowers or the performance of their respective obligations under the Loan Documents by Borrower, (ii) allegations of any participation by the Lender in the affairs of Borrower, or allegations that any of them has any joint liability with Borrowers for any reason, (iii) any claims against the Lender by Borrower, by any shareholder or other investor in or lender to Borrower, by any brokers or finders or investment advisers or investment bankers retained by Borrowers or by any other third party, arising out of the Loans or otherwise under this Agreement; or (e) in connection with taxes (other than Excluded Taxes), fees, and other charges payable by Borrowers in connection with the Loans, or the execution, delivery, and enforcement of this Agreement, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; provided, further that if and to the extent that the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct by a final, non-appealable judicial order of a court of competent jurisdiction, such Person shall not be entitled to indemnification of such losses, claims, damages, liabilities or related expenses. The obligations of Borrowers under this Section 5.7 are in addition to, and shall not otherwise limit, any liabilities which Borrowers might otherwise have in connection with any warranties or similar obligations of Borrowers in any other Loan Document. Notwithstanding any other provision of this Section 5.7, under no circumstances shall any claim for indemnification hereunder include any claim on any theory of liability or indemnification, for lost profits or for special, indirect, consequential or punitive damages (as opposed to direct or actual damages).

5.8                                                                               Further Assurances.

At its cost and expense, upon request of the Lender, Borrowers shall duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectually the provisions and purposes of this Agreement and the other Loan Documents.

5.9                                                                               Environmental Matters.

Each Borrower will (i) comply in all respects with all applicable Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties to comply with all applicable Environmental Laws and environmental permits; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to comply with all Environmental Laws; except, in each case for such non-compliance, failure to obtain or renew, or failure to conduct or undertake as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change; provided, however, that Borrowers shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

5.10                                                                        OFAC

(a)                                 The Borrowers acknowledge that the Sanctions may become applicable with respect to the Loans or Loan Documents, including to any documentary credits, guarantees issued or disbursements or payments made by the Lender pursuant to the Loan Documents. Sanctions may pertain inter alia to the purpose and end use of the Loans, goods manufactured in or originated from or through certain countries, shipment from, to, or using certain countries, ports, vessels, liners, or due to involvement of certain persons and entities (including correspondent banks). Consequently, disbursement, issuance, payment, or processing under the Loans by the Lender may become subjected to the Sanctions and the Lender shall have the unconditional right to refuse to process any transactions that violate, or may violate, any Sanctions.

(b)                                 The Borrowers agree to ensure that the transactions entered into pursuant to the Loan Documents do not violate any Sanctions and that the Borrowers are not currently subject to any Sanctions. The Borrowers agree that it shall not avail of the Loans or use the proceeds of the Loans in any transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforementioned.

(c)                                  Each Borrower hereby agrees to indemnify and hold harmless the Lender, to the fullest extent permitted by Applicable Law, for all losses and liabilities (including due to claims by a third party), incurred by the Lender as a result of any breach by it of its representations and undertakings contained herein pertaining to the Sanctions or due to any action taken by the Lender pursuant to the Sanctions. No action taken by the Lender pursuant to the Loan Documents, including grant of the Loans, issuance of any financial instruments thereunder or processing of any payments or transactions, nor any action taken by such Person in relation thereto, shall be deemed to be a waiver of any of the Lender’s rights under any provisions of the Loan Documents related to the Sanctions nor shall they act to relieve the Borrowers of their obligations or liabilities in relation thereto.

5.11                                                                        Payment of Indebtedness and Leasehold Obligations.

Borrowers shall pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) when due its rental obligations under all leases under which it is a tenant, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect, and shall otherwise comply, in all material respects, with all other terms of such leases and use its commercially reasonable efforts to keep them in full force and effect.

5.12                                                                        Reserve Accounts.

Borrowers shall maintain accounts funded in an amount sufficient to pay (i) one semi-annual payment of principal (the “Debt Service Reserve Account”), and (ii) the Borrowers’ operations for a three-month period as set forth in the Budget (the “Operating and Capital Reserve Cost Account”). Such accounts shall be maintained at a financial institution reasonably satisfactory to Lender and pledged to Lender as Collateral, and monthly statements shall be provided by the financial institution to Lender indicating the balances thereof. Borrowers will be permitted day-to-day access to such accounts so long as the minimum balances are at all times maintained and may draw on such balances solely for their stated purposes.

ARTICLE 6

INFORMATION COVENANTS

So long as any of the Obligations are outstanding, the Borrowers will furnish or cause to be furnished to the Lender:

6.1                                                                               Annual Financial Statements and Information

Within 90 days after the end of each Fiscal Year, a copy of the audited combined financial statements of the Borrowers, as at the end of and for such Fiscal Year, prepared in accordance with GAAP (which financial statements shall include, subject to such changes as shall be mandated by GAAP from time to time, an income statement, statements of cash flows and a balance sheet), and which financial statements shall be audited by the statutory auditor or then-current accounting firm (in all other cases), and setting forth in comparative form, the figure for the previous Fiscal Year.

6.2                                                                               Quarterly Financial Statements and Information

Within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, balance sheet and statements of stockholders’ equity and cash flow of the Borrowers on a combined basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

6.3                                                                               Performance Certificates

At the time the combined financial statements are furnished pursuant to Sections 6.1 and 6.2, a certificate of the Borrowers executed on its behalf by an Authorized Signatory of the Borrowers as to its financial performance stating that no Default or Event of Default has occurred as at the end of such Fiscal Year or fiscal quarter, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and, in the case of a Default which has not yet become an Event of Default the steps being taken by the Borrowers with respect to such Default.

6.4                                                                               Copies of Other Reports

From time to time and promptly upon each request such further information regarding the business, assets, liabilities, financial position, and results of operations of a Borrower or any of their Subsidiaries, as the Lender may reasonably request; and

6.5                                                                               Notice of Litigation and Other Matters

Promptly notify the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding, investigation or similar circumstance the result of which could reasonably be expected to result in a Default, Event of Default or Material Adverse Change with respect to the Borrowers and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status of any such proceeding.

6.6                                                                               Access and Inspections

Borrowers shall permit Lender, on reasonable advance notice and, unless and Event of Default has occurred and is continuing, at Lender’s sole cost and expense, access to the books and records of the Borrowers, and Lender may inspect the Borrowers’ premises and the Collateral. Any review or inspection conducted by or on behalf of Lender will be made during the Borrowers’ normal business hours and will not interfere with operations of the Borrowers.

ARTICLE 7

NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unless the Lender shall otherwise consent in writing:

7.1                                                                               Indebtedness of the Borrowers

After the date hereof, the Borrowers shall not create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness for Money Borrowed other than the Term Loan.

7.2                                                                               Limitation on Liens

Borrowers shall not assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

7.3                                                                               Liquidation, Merger or Disposition of Assets

(a)                                 Disposition of Assets. Borrowers shall not, at any time sell, lease, abandon, transfer or otherwise dispose of any assets other than in the ordinary course of business.

(b)                                 Liquidation, Dissolution or Merger. Borrowers shall not at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any acquisition, amalgamation, merger or consolidation.

7.4                                                                               Limitation on Guarantees

After the date hereof, Borrowers shall not, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of any obligation of any other Person.

7.5                                                                               Investments

The Borrowers shall not, directly or indirectly make any Investment, loan, advance or Capital Expenditures without the prior written consent of the Lender.

7.6                                                                               Restricted Payments and Restricted Purchases

The Borrowers shall not, and shall not permit any of Borrower’s Subsidiaries to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase except as permitted by the Partner Agreement.

7.7                                                                               Affiliate Transactions

The Borrowers shall not at any time engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any such Affiliate, other than as permitted pursuant to the Partner Agreement or on terms substantially as favorable as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

ARTICLE 8

EVENTS OF DEFAULT; REMEDIES.

8.1                                                                               Events of Default

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Entity or non-governmental body:

(a)                                 (i) Borrowers shall fail to pay any interest, fees or other Obligations due under the Loan Documents within five (5) Business Days after the same becomes due and payable, or (ii) Borrowers have failed to pay principal when due under the Loan Documents; or

(b)                                 Any representation or warranty made under this Agreement shall prove incorrect in any material respect when made or deemed to be made; or

(c)                                  Borrowers shall default in the performance or observance of (i) any agreement or covenant set forth in Sections 5.5, 6.1, 6.2 or 6.3 or Article 7, or (ii) any other agreement or covenant contained in this Agreement or the other Loan Documents to which it is a party and such default under this clause (ii) shall continue for a period of thirty (30) days; or

(d)                                 A court of competent jurisdiction shall enter a decree or order for relief in respect of any Borrowers in an involuntary case under Bankruptcy Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within sixty (60) days; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against a Borrower under Bankruptcy Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver and manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, receiver and manager, trustee or other custodian of such Borrower for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Borrower, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(e)                                  (i) a Borrower shall have an order for relief entered with respect to it or shall commence a voluntary case under Bankruptcy Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; or a Borrower shall make any general assignment for the benefit of creditors; or (ii) a Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts generally as such debts become due; or the board of directors (or similar governing body) of Borrowers (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f), or (iii) shall commit an act of bankruptcy for the purposes of Bankruptcy Laws; or

(f)                                   In the reasonable judgment of the Lender, there shall have occurred a Material Adverse Change; or

(g)                                  If any Guaranty of the Obligations shall be terminated or cease to be enforceable; or

(h)                                 If any Loan Document or Security Document shall be deemed illegal, invalid or unenforceable or the lender shall cease to have a perfected first priority security interest thereunder, subject only to Permitted Encumbrances; or

(i)                                     Borrowers or the title and rights of Borrowers shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the reasonable opinion of the Lender result in impairment or loss of the Security provided by this Agreement or the other Loan Documents and Borrowers are not diligently and in good faith defending any such claim, litigation, suit or other proceeding; or

(j)                                    There is entered by any court or arbitration panel against a Borrower a monetary judgment in excess of $1,000,000, decree or award not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so) and if, within forty-five (45) days after the entry, issue or levy thereof, such judgment shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment shall not have been paid or discharged or removed to bond; or

(k)                                 Any Necessary Authorization applicable to Borrowers is revoked and not reinstated within sixty (60) days of the date of such revocation; or

(l)                                     Either of SSMRC or SSMRC Lux defaults under the Amendment to Partner Agreement (after the expiration of all notice and cure periods); or

(m)                             the occurrence, whether in a single transaction or a series of transactions, of a Change of Control.

8.2                                                                               Remedies

(a)                                 Subject to Section 8.2(e) below, if an Event of Default specified in Section 8.1 hereof (other than an Event of Default under Section 8.1(d) or Section 8.1(e) hereof) shall have occurred and shall be continuing, the Lender may declare the principal of and interest on the Loans and all other amounts owed to the Lender under this Agreement and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding.

(b)                                 Upon the occurrence and continuance of an Event of Default specified in Section 8.1(d) or Section 8.1(e) hereof all principal, interest and other amounts due hereunder and all other Obligations, shall thereupon and concurrently therewith automatically become due and payable and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Lender and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c)                                  Upon acceleration of the Obligations, as provided in subsections (a) or (b) of this Section 8.2 above, the Lender shall have all of the post default rights granted to it under the Loan Documents and under Applicable Law.

(d)                                 Upon acceleration of the Obligations, as provided in subsections (a) or (b) of this Section 8.2, the Lender, shall have the right to the appointment of a receiver for the properties and assets of the Borrowers, and the Borrowers hereby consent to such rights and such appointment and hereby waives any objection the Borrowers may have thereto or the right to have a bond or other security posted by the Lender, in connection therewith.

(e)                                  If (i) Borrowers fail to make any payment when due under this Agreement or (ii) a non-payment Event of Default shall have occurred and is continuing, prior to acceleration of the Obligations under Section 8.2(a) above, if both (x) after three (3) Business Days’ notice of demand SSMRC fails to perform under the SSMRC Guarantee in respect of the payment then due under the foregoing clause (i), or all of the Obligations that would be due upon acceleration under the foregoing clause (ii), and (y) immediately upon demand by Lender the obligated party under the Financial Guarantee (if any) fails to perform under the Financial Guarantee in respect of such payment, then Lender may in its sole discretion make an irrevocable election upon notice to SSMRC either (x) to pursue its remedies under this Agreement or (y) to forgive or convert to equity such payment obligation, in which case each of the Shareholders’ Participating Interests shall be adjusted based on the ratio of (i) the amount of such payment that Lender has elected to forgive or convert multiplied by 1.4, over (ii) $210,000,000, which amount will be added to Lender’s then existing Interest. Upon exercise by Lender of its rights under clause (y) above, the subject default or Event of Default shall be deemed cured. Lender’s rights under clauses (x) and (y) shall apply to any subsequent payment default.

(f)                                   Subject to Section (e) hereof, the rights and remedies of the Lender hereunder shall be cumulative, and not exclusive.

8.3                                                                               Payments Subsequent to Declaration of Event of Default

Subsequent to the acceleration of the Obligations under Section 8.2 hereof, payments and prepayments under this Agreement made to the Lender shall be distributed as follows: first, to the Lender’s reasonable, documented, out-of-pocket costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 9.2 hereof; second, to the Lender for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lender for any unpaid interest which may have accrued on the Obligations; fourth, to the Lender for the unpaid principal amount of the Loans then outstanding until all Loans have been paid in full; fifth, to the Lender for any unpaid amounts, to the payment of any other unpaid Obligations; and sixth, to the Borrowers or as otherwise required by law.

ARTICLE 9

MISCELLANEOUS

9.1                                                                               Notices

(a)                                 Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to 5:00 p.m. (New York time) by electronic mail addressed to the party to which such notice is directed at its address determined as provided in this Section 9.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)                                     If to the Borrowers, to them at:

660 Lincoln Street, Suite 2750

Denver, Colorado 80264

Attn: Roger Johnson, CFO

Email: rjohnson@ssmines.com

with a copy to (which shall not constitute notice to Borrowers):

Snell & Wilmer L.L.P.

1200 Seventeenth Street, Suite 1900

Denver, Colorado 80202

Attn: Jeff Reeser

Email: jreeser@swlaw.com

(ii)                                  If to the Lender, to it at:

Dowa Metals & Mining Co., Ltd.

14-1, Sotokanda 4-Chome

Chiyoda-ku, Tokyo 101-002 Japan

Attn: Toshiaki Suyama

Director, General Manager

Resource Development &

Raw Materials Department

suyamat@dowa.co.jp

with a copy to (which shall not constitute notice to the Lender):

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, NY 10036

Attn: Don Bell

dbell@torys.com

The failure to provide copies shall not affect the validity of the notice given to the primary recipient.

(b)                                 Any party hereto may change the address to which notices shall be directed under this Section 9.1 from time to time by giving ten (10) days’ prior written notice of such change to the other parties.

9.2                                                                               Expenses

The Borrowers will promptly pay, or reimburse:

(a)                                 all reasonable and documented out-of-pocket expenses of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder, including, but not limited to, the reasonable fees and disbursements of Torys LLP, special counsel for the Lender;

(b)                                 all reasonable and documented out-of-pocket expenses of the Lender in connection with the restructuring and “work out” of the transactions contemplated in this Agreement and the preparation, negotiation, execution and delivery of any waiver, amendments, or consent by the Lender, or any of them, relating thereto whether or not executed, including, but not limited to, the reasonable fees and disbursements of any experts, agents or consultants and of counsel for the Lender; and

(c)                                  all reasonable and documented out-of-pocket costs and expenses of the Lender of enforcement under this Agreement or the other Loan Documents and all reasonable out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Obligations, which in each case shall include reasonable fees and out of pocket expenses of counsel for the Lender.

9.3                                                                               Waivers

The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender in exercising any right, shall operate as a waiver of such right. Any waiver or indulgence granted by the Lender, shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.

9.4                                                                               Set-Off

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured), and any other Indebtedness at any time held or owing by the Lender, to or for the credit or the account of the Borrowers, against and on account of the obligations and liabilities of the Borrowers to the Lender, including, but not limited to, all Obligations and any other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether (a) the Lender shall have made any demand hereunder or (b) the Lender shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 hereof and although such obligations and liabilities or any of them shall be contingent or unmatured.

9.5                                                                               Successors and Assigns

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (i) of this Section 9.5, or (ii) by way of participation in accordance with the provisions of clause (d) of this Section 9.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.5 and, to the extent expressly contemplated hereby, the Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that:

(i)                                     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and

(ii)                                  If required by Applicable Law, the Lender shall, and shall cause each of its assignees to, provide to the Borrowers on or prior to the effective date of any assignment an appropriate form supporting the Lender’s or assignee’s position that no withholding by the Borrowers for income tax payable by the Lender or assignee in respect of amounts received by it hereunder is required.

(c)                                  The Lender may at any time, without the consent of, or notice to, the Borrowers sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The rights of any Participant only shall be derivative through the Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the Lender, Borrower, the Security, or otherwise in respect of the Loan. No Participant shall have the right to participate directly in the making of decisions by the Lender.

(d)                                 A Participant shall not be entitled to receive any greater payment under Section 2.8 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or at the Borrowers’ request and such Participant has complied with the terms of such provisions as if it were a Lender.

(e)                                  Any assignment to an Eligible Assignee and any transaction with a Participant shall be carried out (i) at Lender’s sole cost and expense; (ii) without any cost or expense to Borrowers, and (iii) without any additional obligations being imposed on Borrowers.

A Lender may furnish any information concerning Borrowers in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by the provisions of Section 9.4 hereof.

9.6                                                                               Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

9.7                                                                               Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law principles that impose or attempt to impose the law(s) of any other jurisdiction. If any action or proceeding shall be brought by any of the parties hereto hereunder or under any other Loan Document in order to enforce any right, each of the parties hereby consents to and will submit to the jurisdiction of any commonwealth or federal court of competent jurisdiction sitting within New York City, the State of New York on the date of this Agreement. Each of the parties hereto hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of such Person at the address given in Section 9.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. Each of the parties hereto agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

9.8                                                                               Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

9.9                                                                               Interest

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal. If the maximum lawful interest rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the maximum lawful rate divided by the number of days in the year in which such calculation is made. It is the express intent hereof that the Borrowers not pay and the Lender not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under Applicable Law.

9.10                                                                        Table of Contents and Headings

The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

9.11                                                                        Entire Agreement

Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

9.12                                                                        Reliance on and Survival of Various Provisions

All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (i) shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by them and (ii) shall survive so long as any Obligation is outstanding and unpaid. Any right to indemnification hereunder, shall survive the termination of this Agreement and the payment and performance of all Obligations.

9.13                                                                        Confidentiality

The Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with its customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 9.14), (b) to the extent such information presently is or hereafter becomes available to the Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrowers unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators, examiners or auditors or any administrative entity or Governmental Entity to whose jurisdiction the Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to the Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 9.14, (f) to the extent required in connection with any litigation or in connection with any enforcement rights between any obligor and the Lender with respect to the Loans or this Agreement and the other Loan Documents, or (g) with the Borrower’s prior written consent.

9.14                                                                        Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations under this Agreement, or to fund any Loan:

(a)                                 the Lender shall promptly notify the Borrowers upon becoming aware of such event;

(b)                                 upon the Lender notifying the Borrowers, the obligation of the Lender to fund any advances will be immediately cancelled to the extent Lender determines it is unlawful for Lender to fund the Loan; and

(c)                                  the Borrowers shall repay the total amount of principal and interest outstanding on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrower, provided, that the Lender may not specify a date earlier than the last day of any applicable grace period permitted by Applicable Law.

9.15                                                                        Joint and Several Liability.

All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

9.16                                                                        Amendments.

This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by each of the parties hereto.

ARTICLE 10

WAIVER OF JURY TRIAL

10.1                                                                        Waiver of Jury Trial; Waiver of Special, Exemplary, Punitive or Consequential Damages

THE BORROWERS AND THE LENDER HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWERS, THE LENDER, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 10.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER

ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND SUCH PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson
Title: Treasurer

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson
Title: Treasurer

SERVICES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson
Title: Treasurer

[Loan Agreement]

SSMRC:

SUNSHINE SILVER MINING AND REFINING CORPORATION

By:	/s/ Stephen A. Orr
Name: Stephen A. Orr
Title: Executive Chairman & CEO

SSMRC Lux:

LOS GATOS LUXEMBOURG S.ar.L

By:	/s/ Stephen A. Orr
Name: Stephen A. Orr
Title: Category A Manager

[Loan Agreement]

LENDER:

DOWA METALS & MINING CO., LTD.

By:	/s/ Akira Sekiguchi
Name: Akira Sekiguchi
Title: President

[Loan Agreement]

ANNEX I

Payment Information for Lender

ACCOUNT NAME	Dowa Metals & Mining Co., Ltd.

ADDRESS	14-1, Sotokanda 4-Chome, Chiyoda-ku, Tokyo 101-0021, Japan

ACCOUNT No.	0848368

BANK NAME	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Head Office

SWIFT CODE	BOTKJPJT

BANK ADDRESS	7-1, Marunouchi 2-Chome, Chiyoda-Ku, Tokyo 100-8388, Japan

Schedule 1

Corporate Information of the Borrowers

MINERA PLATA REAL, S. DE R.L. DE C.V.

Valle Escondido No. 5500,

Complejo Industrial El Saucito,

Punto Alto E-2, Oficina 201,

C.P. 31125, Chihuahua, Mexico

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

Valle Escondido No. 5500,

Complejo Industrial El Saucito,

Punto Alto E-2, Oficina 201,

C.P. 31125, Chihuahua, Mexico

SERVICES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

Valle Escondido No. 5500,

Complejo Industrial El Saucito,

Punto Alto E-2, Oficina 201,

C.P. 31125, Chihuahua, Mexico

Schedule 2

Security Documents

1.                                      Contrato de Prenda — Maquinaria y Equipo

2.                                      Garantía Corporativa

3.                                      Contrato de Prenda de Partes Sociales

4.                                      Garantía Hipotecaria Dowa